Exhibit 10.1

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY

OPERATING AGREEMENT OF COLLORAL LLC

This Agreement (“Amendment”), dated as of August 29, 2005, is made by and between AutoImmune Inc. and Deseret Laboratories, Inc. and amends the Limited Liability Company Operating Agreement of Colloral LLC dated as of August 19, 2002 between AutoImmune and Deseret (the “Operating Agreement”).

RECITALS:

A. The Members of Colloral LLC (the “Company”) have determined that the Company should enter into an agreement with Business Development Resources, Inc. (“BDR”) under which BDR will market and sell certain products on behalf of the Company.

B. AutoImmune has agreed to contribute to the Company the capital necessary to fund the Company’s obligations under the BDR Agreement.

C. In recognition of AutoImmune’s additional capital contribution, the parties hereto desire to amend the Operating Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

1. The following definitions are hereby added to Section 14:

“BDR Agreement” means the Sales and Marketing Agreement by and between Business Development Resources, Inc. and the Company effective May 23, 2005.

“BDR Funds” means a number calculated by multiplying (i) the percentage of the Company’s revenues during the applicable fiscal period attributable to sales of any product first marketed or sold under the BDR Agreement by (ii) Company funds determined to be available for distribution under Section 5.1.

“BDR Profits” means (i) Profits multiplied by (ii) the percentage of the Company’s revenues during the applicable fiscal period attributable to sales of any product first marketed or sold under the BDR Agreement.

“BDR Losses” means (i) revenues during the applicable fiscal period attributable to products first marketed or sold under the BDR Agreement less (ii) the portion of expenses during the applicable fiscal period reasonably attributable to the manufacture, marketing and sale of such products and less (iii) a portion of expenses during the applicable fiscal period that are not related to the manufacture, marketing or sale of any product (General and

Administrative costs), such portion to be determined based upon the percentage of the Company’s revenues during the applicable fiscal period attributable to sales of any product first marketed or sold under the BDR Agreement.

2. Section 5.1 of the Operating Agreement is hereby amended by deleting the provision in its entirety and replacing it with the following:

5.1 Distribution of Company Funds. It is the intention of the Company to distribute each quarter all cash and liquid assets of the Company other than such cash as the Board deems prudent to maintain in the Company in connection with the operation of the Company’s business. Except as provided in this Section 5, all Company funds, which are determined by the Board to be available for distribution shall be distributed to the Members on a quarterly basis as follows:

(a) First, to the Members in proportion to the positive balances in their respective Capital Accounts until the balances of Members’ Capital Accounts have been reduced to zero1;

(b) Second, after taking into account any distributions of BDR Funds to the Members pursuant to Section 5.1(a):

(i) for remaining BDR Funds, in the following proportions: seventy-five percent (75%) to AI and twenty-five percent (25%) to Deseret, except that, notwithstanding the foregoing, once $5,000,000 has been distributed under this Section 5.1(b)(i) in a fiscal year, any additional BDR Funds will be distributed in the proportions set forth in Section 5.1(b)(ii) below; and

(ii) for available funds that are not BDR Funds and for any BDR Funds that Section 5.1(b)(i) above directs should be distributed in accordance with this Section, in the following proportions: sixty percent (60%) to AI and forty percent (40%) to Deseret.

3. Section 6.1 of the Operating Agreement is hereby amended by deleting the provision in its entirety and replacing it with the following:

6.1 Allocation of Profits and Losses.

(a) After giving effect to the allocations set forth in Sections 10.1 and 10.2, and subject to the other provisions of Section 10 and of Section 6.2, Profits for each fiscal year shall be allocated in the following order and priority:

[1]	A portion of the funds distributed under this Section 5.1(a) shall be deemed BDR Funds, such portion to be determined by multiplying (i) the percentage of revenues during the applicable fiscal period attributable to sales of any product first marketed or sold under the BDR Agreement by (ii) the total funds distributed under this Section 5.1(a).

(i) First, in proportion to any deficit Capital Account balances, until such deficits are eliminated2;

(ii) Second, after taking account of the allocations to the Members pursuant to Section 6.1(a)(i) (if any), the next $5,000,000 in BDR Profits in the following proportions: (A) seventy-five percent (75%) to AI and (B) twenty-five percent (25%) to Deseret; and

(iii) Third, any remaining Profits, including, without limitation, any BDR Profits in excess of those allocated under Sections 6.1(a)(i) and (ii), in the following proportions: (A) sixty percent (60%) to AI and (B) forty percent (40%) to Deseret.

(b) After giving effect to the allocations set forth in Section 10.1 and 10.2, and subject to the other provisions of Section 10, Losses for each fiscal year shall be allocated in the following order and priority:

(i) First, to each Member to reduce the balance in its Capital Account to zero3;

(ii) Second, after taking account of the allocations to the Members pursuant to Section 6.1(b)(i) (if any), the next $5,000,000 in BDR Losses in the following proportions: (A) seventy-five percent (75%) to AI and (B) twenty-five percent (25%) to Deseret; and

(iii) Third, any remaining Losses, including, without limitation, any BDR Losses in excess of those allocated under Sections 6.1(b)(i) and (ii), in the following proportions: (A) sixty percent (60%) to AI and (B) forty percent (40%) to Deseret.

4. Any term used, but not defined, herein is deemed to have the meaning ascribed to such term in the Operating Agreement.

5. This Amendment may be executed in counterparts. Each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

6. Except as amended and modified by this Amendment, all of the terms, provisions, agreements, covenants and conditions of the Operating Agreement are hereby affirmed and ratified.

[2]	A portion of the Profits allocated under this Section 6.1(a)(i) shall be deemed BDR Profits, such portion to be determined by dividing BDR Profits by the total Profits for the fiscal year.
[3]	A portion of the Losses allocated under this Section 6.1(b)(i) shall be deemed BDR Losses, such portion to be determined by dividing BDR Losses by the total Losses for the fiscal year.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same Amendment and each of which shall be deemed to be an original.

MEMBERS:

AUTOIMMUNE INC.

By	/s/ Robert C. Bishop, Ph.D.
Robert C. Bishop, Ph.D. Chairman and CEO

DESERET LABORATORIES, INC.

By	/s/ Scott A. Gubler
Scott A. Gubler
President and CEO

The Managers hereby approve the foregoing Amendment in accordance with Sections 3.4 and 13.8 of the Operating Agreement.

/s/ Robert C. Bishop, Ph.D.
Robert C. Bishop, Ph.D.

/s/ Scott A. Gubler
Scott A. Gubler

/s/ Mark H. Gubler
Mark H. Gubler

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